                                                                  Karen Denne
                                                                  (713) 853-9757

ENRON CORP. PRICES CONVERTIBLE DEBT

FOR IMMEDIATE RELEASE: Tuesday, Jan. 30, 2001

     HOUSTON--Enron Corp. announced today that it priced its offering of 20-year, zero coupon convertible senior debt securities. Gross proceeds of the offering will be $1.25 billion (exclusive of any over-allotment option). The securities will carry a 2.125 percent yield to maturity with an aggregate face value of $1.90 billion (exclusive of any over-allotment option) and will be convertible into common stock at an initial premium of 45 percent. Enron has granted the initial purchasers of the securities an option to purchase additional zero coupon convertible senior debt securities to cover over-allotments which, if exercised, would provide Enron with $250 million in additional gross proceeds.

     The notes being issued and the shares of common stock into which they would be convertible have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Enron is one of the world's leading electricity, natural gas and communications companies. The company, with revenues of $101 billion in 2000, markets electricity and natural gas, delivers physical commodities and financial and risk management services to customers around the world and has developed an intelligent network platform to facilitate online business. Fortune magazine has named Enron "America's Most Innovative Company" for five consecutive years, the top company for "Quality of Management" and the second best company for "Employee Talent." Enron's Internet address is www.enron.com. The stock is traded under the ticker symbol "ENE."

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Enron believes that its expectations are based on reasonable assumptions, if can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include success in marketing natural gas and power to wholesale customers; the ability to penetrate new retail natural gas and electricity markets, including the energy outsource market, in the United States and Europe; development of Enron's broadband network and customer demand for intermediation and content services; and conditions of the capital markets and equity markets during the periods covered by the forward looking statements.